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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

  Reinhart                           Robert                 A.
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   (Last)                           (First)             (Middle)

     c/o Prime Cellular, Inc.
     100 Stamford Place
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                                    (Street)

  Stamford                        Connecticut            06092
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

     PRIME CELLULAR, INC. (PCEL)
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3. IRS or Identification Number of Reporting Person, if any (Voluntary)

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4. Statement for Month/Year

     November, 1996
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

     Chief Financial Officer, Vice President, Treasurer and Secretary

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                2.                                                                                        Deriv-    of
                Conver-                    5.                                  7.                         ative     Deriv-   11.
                sion                       Number of                           Title and Amount           Secur-    ative    Nature
                of                         Derivative    6.                    of Underlying     8.       ities     Secur-   of
                Exer-             4.       Securities    Date                  Securities        Price    Bene-     ity:     In-
                cise     3.       Trans-   Acquired (A)  Exercisable and       (Instr. 3 and 4)  of       ficially  Direct   direct
                Price    Trans-   action   or Disposed   Expiration Date       ----------------  Deriv-   Owned     (D) or   Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)                Amount  ative    at End    In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------                or      Secur-   of        direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date      Expira-               Number  ity      Month     (I)      ship
Security        Secur-   Day/     ------   ------------  Exer-     tion                  of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)     (D)  cisable   Date        Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Incentive                                                                     Common
Stock                                                                         Stock,
Option                                                                        $.01 par
(Right to Buy)  $2.50   10/25/96  A         40,000       10/25/96 10/24/2001  value     40,000           40,000    D
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
Explanation of Responses:   Options to purchase  40,000 shares granted to Robert
                            A. Reinhart on October 25, 1996; of which options immediately vested and are exercisable. None of such options to purchase have been exercised as of the date hereof.


     /s/  Robert A. Reinhart                                 January 9, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                   Page 2 of 2